Exhibit 5.1
11 South Meridian Street
Indianapolis, IN 46204-3535

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November 7, 2022

Board of Directors
1st Source
100 North Michigan Street
South Bend, Indiana

Re:	1st Source Corporation Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to 1st Source Corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Securities Act”), covering up to 200,000 shares of the Common Stock of 1st Source Corporation, no par value (the “Shares”), available for issuance pursuant to the 1st Source Corporation 1982 Executive Incentive Plan (the “Plan”). This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinions set forth below, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of the opinions expressed herein, including (i) the Registration Statement, (ii) certain resolutions adopted by the Board of Directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to certain matters of fact material to our opinions, we have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company, and we have not otherwise independently investigated or verified such facts. We are opining herein as to the Indiana Business Corporation Law, and we express no opinion with respect to any other laws.
In connection with rendering the opinions set forth herein, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the legal capacity of all natural persons; and (v) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents.
Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares, if and when issued and paid pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.
We express no opinion herein other than as expressly stated above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to being named in the Registration Statement. However, in giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Barnes & Thornburg LLP
BARNES & THORNBURG LLP